CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2011, relating to the financial statements and financial highlights which appear in the September 30, 2011 Annual Report to Shareholders of Brandes Institutional Core Plus Fixed Income Fund, Brandes Institutional Global Equity Fund, Brandes Institutional International Equity Fund, Brandes Institutional Emerging Markets Fund, and Separately Managed Account Reserve Trust (each a series of Brandes Investment Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
January 31, 2012